EXHIBIT 5.1

Our ref	MNG.650698.001
Direct tel	+1 284 852 3038
Email	matthew.gilbert@maplesandcalder.com

Exceed Company Ltd.
Xidelong Industrial Zone
Jinjiang, Fuijan Province, PRC

18 December 2009

Dear Sirs

Exceed Company Ltd. (the "Company")

We are lawyers licensed and qualified to practice law in the British Virgin Islands.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The written resolutions of the sole director of the Company dated 21 April 2009, 6 May 2009 and 28 September 2009 (collectively the "Resolutions").

1.2
A registered agent’s certificate dated 18 December 2009, issued by Maples Corporate Services (BVI) Limited, the Company’s registered agent, (a copy of which is attached as Annexure A) (the "Registered Agent’s Certificate").

1.3
The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 18 December 2009 including:

(a)	the Company’s Certificate of Incorporation; and

(b)	the Company’s amended and restated Memorandum and Articles of Association.

1.4	A certificate from a Director of the Company dated 17 December 2009 (a copy of which is annexed hereto as Annexure B) (the "Director's Certificate").

1.5	The registration statement, as amended, on Form F-1, Number 333-163280 as filed by the Company with the United States Securities and Exchange Commission in respect of:

(a)	the resale of 11,574,250 ordinary shares in the Company; and

(b)	the issuance of up to 10,890,000 ordinary shares in the Company issuable on exercise of 10,890,000 warrants (the "Warrants") to purchase one ordinary share,

(the "Registration Statement").

2	ASSUMPTIONS

In giving this opinion we have assumed (without further verification) the completeness and accuracy of the Registered Agent’s Certificate and the Director's Certificate.  We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing.

2.5
That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.6	The Resolutions remain in full force and effect.

2.7	That no less than the par value shall be paid for all shares issued and to be issued in the Company.

2.8	The shares in the Company issued by 2020 ChinaCap Acquirco, Inc., the predecessor of the Company by merger, were duly authorised and validly issued under all relevant laws.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company is a company limited by shares duly incorporated under the BVI Business Companies Act, 2004 (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Company is authorised to issue 55,000,000 Ordinary Shares of US$.0001 par value each, and 5,000,000 Preferred Shares of US$.0001 par value each.

3.3
The ordinary shares in the Company to be re-sold pursuant to the Registration Statement, when re-sold and duly registered in the Company's register of members, will be duly authorised, and validly issued.

3.4
The ordinary shares in the Company issuable on exercise of the Warrants will, when issued by the Company, against payment in full, of the due consideration, and in accordance with the Company's Memorandum and Articles of Association and in the manner described in the Registration Statement and the Warrant instrument and duly registered in the Company's register of members, be duly authorised, and validly issued.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to the references to foreign statutes in the Registration Statement.

4.4
This opinion is confined to and given on the basis of the laws of the British Virgin Islands at the date hereof and as currently applied by the courts of the British Virgin Islands.  We have not investigated and we do not express or imply nor are we qualified to express or imply any opinion on the laws of any other jurisdiction.

This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

Annexure A

Registered Agent’s Certificate

Annexure B

Director's Certificate

Exceed Company Ltd.
Road Town, Tortola
VG1110
British Virgin Islands

17 December 2009

To:	Maples and Calder Sea Meadow House PO Box 173 Road Town Tortola British Virgin Islands

Dear Sirs

Exceed Company Ltd. (the "Company")

I, LIN Shuipan, a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of British Virgin Islands law.  Capitalised terms used in this certificate have the meaning given to them in the Opinion.  I hereby certify that:

1	The Company has not created any charges over any of its property or assets.

2
The resolutions (the "Resolutions") of the directors dated 8 November 2009 were adopted in the manner prescribed in the Articles of Association of the Company, including as to the disclosure of any director's interests in the Registration Statement.

3
The Company is authorised to issue a maximum of 60,000,000 shares divided into 55,000,000 ordinary shares and 5,000,000 preferred shares of US$0.0001 par value each of which 18,856,168 ordinary shares and no preferred shares have been validly issued and are fully paid up.

4
The shareholders of the Company has not restricted or limited the powers of the directors in any way.  There is no contractual or other prohibition (other than as arising under British Virgin Islands law) binding on the Company prohibiting it from performing its obligations under the Registration Statement.

5	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The directors of the Company at the date of Resolutions and at the date hereof were and are: LIN Shuipan, JIN Jichun and William Sharp.

7
Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions the subject of the Opinion.

8
To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction.  Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Lin Shuipan LIN Shuipan Director